Exhibit 99.1

CervoMed Announces 32-Week Data from RewinD-LB Trial Extension Phase Showing Neflamapimod’s Sustained Effect on Slowing Clinical Progression in Patients with Dementia with Lewy Bodies and Associated Reduction in a Key Plasma Biomarker of Neurodegeneration

Based on the primary endpoint of Clinical Dementia Rating Sum of Boxes (CDR-SB), patients treated with neflamapimod showed 54% risk reduction in clinically significant worsening compared to control at Week 32 of treatment (p=0.0037). This risk reduction improved to 64% (p=0.0001) among patients who have minimal evidence of AD co-pathology (ptau181 < 2.2 pg/mL at screening)

At week 32 of the Extension phase, patients treated with neflamapimod demonstrated a significant reduction from baseline in plasma levels of glial fibrillary acidic protein (GFAP)

Conference call and webcast today at 8:00 AM ET today to discuss results

Boston – July 28, 2025 – CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for age-related neurologic disorders (CervoMed or the Company), today announced positive 32-week data from the Extension phase of the Phase 2b RewinD-LB trial showing that oral neflamapimod continued to demonstrate slowing of disease progression and demonstrated an effect on a plasma marker of neurodegeneration in patients with DLB. The disease progression analyses were featured in two presentations during the Alzheimer’s Association® International Congress 2025 (AAIC) on Sunday, July 27th, 2025.

“We are thrilled by these unprecedented data demonstrating a 54% reduction in risk of clinically significant worsening on the CDR-SB over 32 weeks of treatment, improving to 64% when applying the more stringent ptau181 threshold to define DLB without Alzheimer’s Disease (AD) co‑pathology – underscoring neflamapimod’s potential to have a powerful impact on CDR‑SB, a gold standard measure of clinical progression in dementia trials,” said John Alam, MD, Co‑Principal Investigator of the RewinD‑LB trial and CEO of CervoMed. “Combined with the positive effects on a robust blood-based biomarker of the underlying neurodegenerative process, these results bolster our confidence as we progress towards initiating a Phase 3 trial and prepare to meet with the U.S. Food and Drug Administration in the fourth quarter of 2025 to align on the trial design. We remain deeply committed to delivering a meaningful treatment option for underserved DLB patients and their families.”

“These new data are potentially transformative with respect to our understanding of the potential of neflamapimod in the treatment of DLB,” said Lawrence S. Honig, MD, PhD, Professor of Neurology at Columbia University Irving Medical Center and the investigator who presented the results AAIC. "Reducing the risk of a 1.5‑point worsening over 32 weeks on the CDR‑SB by more than 50% would likely represent a clinically meaningful slowing of clinical progression at a level that patients and caregivers would notice in day‑to‑day function. This level of effect, if confirmed in a Phase 3 pivotal trial, would be an important advance in the unmet treatment needs of patients with DLB, the second most common dementia, which is a challenging disease, due to its involvement of both movement and cognition, and due to the lack of effective current treatments.”

New Data: 32-Week Results from the Extension Phase of the Phase 2b RewinD-LB Trial1

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In the RewinD-LB trial, an older batch of neflamapimod capsules utilized during the double-blind phase and part of the Extension phase (Old Capsules) was associated with plasma exposures below the expected and targeted range, while capsules from a new batch of neflamapimod utilized during the majority of the Extension phase of the trial (New Capsules) were associated with achievement of target plasma concentrations and observation of statistically significant clinical benefit.

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When evaluating clinically meaningful disease progression, defined as ≥ 1.5-point increase in CDR-SB, with a Kaplan-Meier time to progression analysis, patients treated with New Capsules demonstrated statistically significant slowed disease progression compared to patients treated with Old Capsules over 32 weeks as summarized in Table 1 below. Even greater risk reductions were observed in patients with ptau181 < 2.2 pg/mL – the threshold CervoMed believes is the optimal ptau181 threshold for evaluating the presence of AD co‑pathology in patients with DLB.

Table 1. Risk of ≥ 1.5-point Increase in CDR-SB at Week 32 of Treatment during RewinD-LB Trial

Screening p-tau	Patients	Hazard ratio	95% CI	p-value
ptau181 < 2.4 pg/mL	NC=126, OC=117, PBO=79	0.46	0.31-0.70	p=0.0037
ptau181 < 2.2 pg/mL	NC=105, OC=99, PBO=70	0.36	0.23-0.56	p=0.0001
ptau181 < 1.8 pg/mL	NC=74, OC=69, PBO=46	0.35	0.20-0.61	p=0.0002

NC=New Capsules; OC=Old Capsules; PBO=Placebo

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Researchers also presented data evaluating different cut-off levels of ptau181 in relation to the 32-week results and evaluated the correlation between ptau181 and ptau217, a validated biomarker for AD. Utilizing published cutoffs for plasma ptau217 (0.63 pg/mL) and ptau181 (2.2 pg/mL), there is 92% concordance for presence or absence of AD co-pathology, and a strong correlation of (r=0.81, p<0.001). These findings demonstrate that the established ptau181 cutoff of 2.2 pg/mL for AD also appears to be the optimal cutoff to maximize neflamapimod treatment response. Ptau181 and ptau217 appear to be equally predictive for identifying AD-co-pathology in patients with DLB.

1 All analyses reported are exploratory in nature, along with 95% confidence intervals. However, p-values and indications of statistically significance are being reported to provide a measure of the probability that any differences identified between the samples are due to chance

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These new data, including the Kaplan-Meier curves associated with these analyses, are available in a presentation published today under “Events & Presentations” in the Investor Relations section of the Company’s website, https://www.cervomed.com.

New Data: Reduction in Plasma Levels of Glial Fibrillary Acidic Protein at Week 32 of Extension Phase

●	The Company also announced today that it has completed an analysis of GFAP data from the Extension phase of the RewinD-LB trial.

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At Week 32 of the Extension phase, there was a statistically significant reduction (p<0.0001) from baseline (i.e., start of extension) in GFAP plasma levels in patients who received New Capsules for all 32 weeks, with a mean change of -18.4±4.0 pg/mL in all participants (N=107) and -21.2±4.4 pg/mL in participants with screening plasma ptau181 below 2.2 pg/mL (N=91). In contrast, placebo-recipients in the initial, double-blind phase of the trial had a mean increase from baseline to Week 16 of +1.1±3.0 pg/mL in all participants (N=74) and +1.1±3.3 pg/mL in the subset with screening plasma ptau181 below 2.2 pg/mL (N=65).

Previously Presented 16-Week Extension Phase Data

●	Improvement on primary outcome measure, change in CDR-SB, with the New Capsules both vs. Old Capsules (p<0.001) during first 16 weeks of the Extension phase and vs. placebo (p=0.003).

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The percentage of participants who had clinically meaningful worsening (i.e., an increase greater than or equal to 1.5 points on their CDR-SB score) during the first 16 weeks of the Extension phase of the trial was 40% lower on a relative basis in New Capsule recipients compared to Old Capsule recipients, and 62% lower in participants whose screening plasma ptau181 < 2.2 pg/mL.

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Statistically significant improvement on Alzheimer’s Disease Cooperative Study - Clinical Global Impression of Change (ADCS-CGIC) in participants administered New Capsules both in comparison to Old Capsules (p=0.035) and in a within-participant comparison to placebo treatment (p=0.039). The improvement compared to placebo in the within-participant analysis was not seen with the Old Capsules.

●	Full results from the first 16 weeks of the Extension phase can be found here.

Old and New Capsules Have Similar Overall Safety and Tolerability Profile During Extension Phase

●	Both Old and New Capsules demonstrated comparable tolerability profiles and no new safety signals were identified during the Extension phase of the trial.

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During the first 16 weeks of the Extension phase, a lower incidence of falls was seen in participants with screening ptau181 < 2.2 pg/mL who received New Capsules of neflamapimod as compared to participants who received either Old Capsules or placebo (vs. Old Capsules, p=0.025; vs. placebo, p=0.007)

Conference Call / Webcast Details

CervoMed will host a conference call and webcast to review these results today, July 28, 2025, at 8:00 AM ET. To register for the webcast, please click here. Participants should dial 1-877-425-9470 (domestic) or 1-201-389-0878 (international) with the code 13755139.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

The live webcast and replay will be available under “Events & Presentations” in the Investor Relations section of the Company’s website, https://www.cervomed.com.

About the RewinD-LB Phase 2b Trial in Dementia with Lewy Bodies

The initial phase of RewinD-LB was a randomized, 16-week, double-blind, placebo-controlled clinical trial evaluating oral neflamapimod (40mg TID) in 159 patients with DLB, followed by a 32-week neflamapimod-only treatment Extension phase. Patients with AD co-pathology, as assessed by plasma ptau181 levels, were excluded from the trial. Compared to patients with “pure” DLB – who may comprise up to 50% of the total diagnosed DLB patient population at any given time – DLB patients with AD co-pathology have significant, irreversible neuronal loss in the hippocampus that limits response to treatment. The primary endpoint in the trial is change in the CDR-SB, and secondary endpoints include ADCS-CGIC, the Timed Up and Go test, and a cognitive test battery. The RewinD-LB trial is funded primarily by a $21.3 million grant from the National Institutes of Health’s National Institute on Aging, which is expected to be disbursed over the course of the trial as costs are incurred. The trial includes 43 sites across in the United States, the United Kingdom, and the Netherlands. Participants completing the 16-week initial portion of the trial were able to continue in an open-label Extension portion of the trial to receive neflamapimod for an additional 32 weeks. The Extension trial protocol includes a pre-specified data readout after the first 16 weeks of the same outcome measures assessed during the placebo-controlled portion of the trial.

About CervoMed

CervoMed is a clinical-stage company focused on developing treatments for age-related neurologic disorders. The Company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38 mitogen-activated protein kinase alpha. Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that cause disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b trial in patients with DLB.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the therapeutic potential of neflamapimod, including the degree of sustainability of any therapeutic effects; the anticipated timing and achievement of clinical and development milestones, including the Company’s announcement of additional data, if any, from the RewinD-LB Phase 2b clinical trial and any meeting or correspondence between the Company and the FDA; any other expected or implied benefits or results, including that any initial clinical results observed with respect to neflamapimod in the RewinD-LB trial will be replicated in later trials; and the timing of the initiation of any potential future trials or interactions with regulatory authorities, including the Company’s need to acquire sufficient funding for any Phase 3 trial of neflamapimod in DLB. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “might,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials, including RewinD-LB; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the FDA; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (SEC) on March 17, 2025, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579

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